Independent Representation Contract

                                     Between

The company OXYWELL GmbH & Co. Sauerstofftechnik KG, Dominikus-Kasser-Strasse 11, 85391 Allershausen, represented by the general partner OXYWELL GmbH, in turn represented by its sole representative, the managing director Or, Wilhelm Setz-Pirron
                                   -   in the following called "OxyweIl"-- and

Mr. Willy H. Liesner, Morassistr 2 A, 80489 Munchen
        -    in the following called "LIESNER" or "Independent Representative"--


I.        Preamble
Oxywell owns the exclusive licenses for the production and distribution of patented devices and methods for processing and enriching water with oxygen in Germany, Austria and Switzerland. Oxywell or affiliated parties are in the process of receiving worldwide protection for the devices or methods. Oxywell will especially seek patent protection (particularly registered design, trademarks Oxywell, Optiwell, Sportwell, possibly taste trademarks to secure the independent representation by LIESNER in the USA and Canada. There is no guaranty that individual trademark names can be protected in the countries covered by this contract.

LIESNER has many contacts and relationships in the United States of America and Canada, which may assist him with the distribution of Oxywell's products in those areas.

Based on the above, the parties to this contract agree to the following



II.       Independent Representation Contract


                                     Page 1

                                      1
                             Object of the Contract

1. Oxywell gives the independent representative the exclusive rights to distribute the products according to attached exhibit "Oxywell-Products" (Exhibit 1) ("Oxywell-Products") to wholesalers and retailers, other resellers and end users and to provide appropriate customer service. With regards to other oxygenated products, the independent representative is given the right of first refusal in the geographical area covered in this contract. The independent representative has the right to step into a contract entered Into with a third party or a binding offer made by a third party. The independent representative can execute this right of first refusal within one month of having been notified of such a contract or offer.


2. Oxywell can demand that this contract be extended to such products that Oxywell produces or distributes as follow-up or complimentary products to those shown in Exhibit 1,


3. The independent representative purchases and distributes the Oxywell Products and provides customer service exclusively in his own name and covers his own costs. He has no right to represent Oxywell in any contracts.


4. LIESNER can transfer. the rights and obligations of this contract to a legal entity as long as it is assured that Liesner has the absolute majority both in the shares and in voting rights.


                                      2
                    Geographic Area covered by this Contract


1, The geographic area covered by this contract consists of the territories of the United States of America, Puerto Rico and Canada. In addition, the independent representative receives the right of first refusal on the territory of Mexico. The independent representative can step into a contract entered into with a third party as independent representative or distributor, or a binding offer made by a third party. The independent representative has one month after being notified of such a contract or offer to make use of his right of first refusal.


2. Oxywell has the right to notify of a partial termination effective at the beginning of the calendar quarter following the notice, changing the


                                     Page 2
     geographic area, decreasing it and adding additional independent representatives if these measures are in the best interest of a proper market penetration and if the independent representative did not meet the minimum quantity required in ss. 5, No. 1, as long as the independent representative is responsible for this shortage according to ss. 5, No. 2. Oxywell has to notify the independent representative of this change immediately.


3. In the case of a reduction in territory according to No. 2, the minimum quantity required will be reduced relative to the population in the contractual geographic area. If additional independent representatives are put into the same territory according to No. 2, then the minimum quantity required will be adjusted from that date forward by dividing the original quantity by the number of independent representatives.


4. Prior to a partial termination according to No. 2 above, Oxywell has to give the independent representative an extension of one month during which he fulfill the requirements by purchasing additional units as required to remedy the breach.


                                      3
                             Protection of Customers

1. Oxywell gives the independent representative unconditional protection of his customers so that the delivery to third parties within the exclusive territory by the producer in addition to the independent representative is only possible under the following exceptions:
     -   delivery to international or supranational governmental agencies
     - delivery to wholesalers or retailers with the written consent of the independent representative

     Under these exceptions the independent representative will receive a commission currently at least 10% of the independent representative's net purchase price for the Oxywell products excluding sales tax.


2. Within the exclusive territory, Oxywell is not allowed to contract with other independent representatives with regards to the business described inss.1, No. 1, unless the conditions ofss.2 apply. Also, Oxywell itself or its representatives (e.g. agents) are not allowed to canvas customers or procure or complete contracts. Canvassing of customers by Oxywell is not allowed with respect to customers described in No. 1.





                                     Page 3
3. Therefore, Oxywell will hand over all orders from natural or legal entities living or headquartered in the territory, especially from wholesale or retailers, but also from other resellers.


4. Oxywell requests from its partners that they are present on the Internet only in the language of their territory. Oxywell will provide a link on its homepage per ss. 8, No, 9 to the independent representative.


5. Oxywell will require all authorized sellers of Oxywell products, receiving Oxywell products from Oxywell to transfer afl orders from buyers whose delivery address is in the territory of LIESNER to LIESNER Should an authorized Oxywell seller not comply with this requirement, Oxywell will act appropriately when given the information and the request to act by the independent representative.


6. Should Oxywell commit a breach of contract with regards to the protection of customers, the independent representative has the right to demand compensation in the amount of the proven damages and the hereby-caused lack of profit, if Oxywell's breach was premeditated or grossly negligent.


7. With regards to other contracts, Oxywell has obligations to its independent representatives in other areas. Therefore Oxywell will not compensate LIESNER for any business conducted by these other independent representatives, even if LIESNER helped procure this business outside his territory. Contractual agreements between the independent representatives are not affected. Sales to supranational companies completed by LIESNER within his territory are treated separately.


                                      4
                     Limitations to the Distribution Rights


1.   The independent representative agrees to the following:

     a) He will not solicit customers for Oxywell products, nor have branches or distribution centers outside of his territory. This does not restrict the independent representative on the Internet, as long as ss. 4, No. 1 d) is adhered to.





                                     Page 4
     b) He will contract with sub-distributors or sales representatives only with prior approval of Oxywell. Oxywell may deny such approval only with just cause, as long as these sub-distributors or sales representatives are bound by the same rules as this independent contractor.


     c) He may not enter into any contracts for Oxywell products with purchasers whose headquarters or places of residence are exclusively outside of his territory. This does not apply if and to the extent that Oxywell violates ss. 3, No. 5.


     d) He may not advertise or receive orders for Oxywell products from an Internet site whose address does not have a country-code top-level domain of the countries included in the territory.


2. In addition to selling Oxywell products to end users, the independent representative is required with the exception of those re-sellers referred to in No. 1b), to sell to only such re-sellers who have the necessary knowledge, set up and service abilities required for the sale to end-users.



                                      5
                              Minimum Sales Volume


1.   We agree to the following minimum sales volume:

     Starting with beginning of the month following the receipt of the necessary permits
     Until Aug. 31, 2002   1,000 oxygenating water units I month
     From Sep. 1 through Aug. 31, 2003 5,000 oxygenating water units I month

     In subsequent years (always beginning with Sep. 1), the contractual parties assume an increase of 30% per year in sales volume.

     The contractual parties also assume, based on experience, that approximately 15 cartridges per month per unit are sold. The independent representative has to use this experience rate as a basis for planning his requirements, whereby the already existing units need to be taken into account, However, this is not a minimum sales volume requirement, as the independent representative cannot predict the consumer behavior in his territory because of the novelty of the Oxywell products. The independent representative agrees to purchase cartridges exclusively from Oxywell.


                                     Page 5
2. The independent representative cannot be held accountable for not reaching the minimum sales volume if Oxywell cannot deliver within the agreed upon time periods or a delivery to the independent contractor is not completed to no fault of the independent representative. This does not apply if Oxywell makes justifiable partial deliveries in such quantities as to allow for the minimum sales volume to be reached and the independent representative is not hindered in his sates activities due to this partial delivery.


3. Minimum sales volume for follow up and complimentary products marketed by the independent representative, as requested by Oxywell per ss. 1, No, 2, will be agreed upon by both parties.


4. In case of non-compliance with the minimum sales volume requirement, Oxywell has only those rights as described in ss. 2, No, 2.



                                      6
                Production within the Contractual Geographic Area


1. Should the annual sales of replacement cartridges exceed 50,000 pieces, Oxywell will cause the production or re-filling of replacement cartridges to take place within the contractual geographic area by appropriately investing in production facilities.


2. The independent representative has first rights on the option to take part in a joint venture (minority owner) or to act as the broker in the capital raising effort.



                                      7


1, ~me independent representative will not market any other products within the contractual geographic area which compete with those Oxywell products for the production of oxygenated water as described in Exhibit 1.




                                     Page 6
2. The independent representative will refrain from directly or indirectly becoming involved with a competitor of Oxywell or support the business activities of a competitor in any form or fashion. Competitors as defined by this contract are companies, which produce or distribute equipment for the production of oxygenated water. The independent representative is under the obligation not to market products similar to those described in Exhibit I from other producers, which are in competition within the contractual geographic area.


3. The independent representative receives the Oxywell products directly from Oxywell. If the independent representative receives Oxywell products from a third party, the independent representative will inform Oxywell.



                                       8
                         Collaborative Marketing Efforts


1. The independent representative will do all in his power to sell Oxywell products in the contractual geographic area. The independent representative will focus especially on familiarizing his sales organization with Oxywell products and he will advertise in print, radio or TV broadcast. When requested, he will inform Oxywell based on criteria provided by Oxywell as concurrently as possible of his activities and the general market development, especially on the competition; also, as needed, he will inform Oxywell about individual customers or interested parties. The independent representative will furthermore inform Oxywell about changes in his own company or his situation if it is of importance to Oxywell.


2. LIESNER will be using his own warehouse for the Oxywell products within the contractual geographic area to supply his customers. He will carry all costs and risks associated with such warehousing.


3. Oxywell will provide existing marketing material to the independent representative at no cost. Oxywell will share equally the cost of transferring the existing materials into the language of the contractual geographic area.


4. The independent representative will orient the advertising effort by recommendations of Oxywell with reservations as to the special legal conditions in the contractual territory and notwithstanding his obligation towards his advertising statements. He releases Oxywell from all obligations,



                                     Page 7
     which may arise from civil or criminal law suits brought on by third parties as a result of his advertising in the contractual territory, as long as those claims do not fall under No. 7, sentence 2.


5. Advertising materials from Oxywell remain the property of Oxywell. Upon completion of the contractual relationship, these materials have to be returned to Oxywell promptly unless they have been duly used up.


6. The independent representative will market and sell the Oxywell products under names and trademarks chosen by the independent representative in conjunction with Oxywell. Oxywell will design the packaging and product information according to the independent representative's wishes within the price parameters given by OxyweIl.


7. The independent representative will immediately inform Oxywell about any infringements on Oxywell's registered names and trademarks and also of any imitations of the products. Oxywell releases the independent representative from any claims made by third parties because of the use of names and trademarks suggested by Oxywell, or because of advertising statements made based on information from Oxywell. Oxywell does not release the independent representative from any claims based on other product representations or advertising statements.


8. Oxywell will surrender to the independent representative all technical documentation necessary for every-day business conduct in German or if available in English at no cost, which he needs to fulfill his contractual obligations. In any case, upon request, Oxywell will give the independent representative copies of all available documents (research and test results, medical expert opinions, TUB Rhineland (technical protection governmental agency), Bundesanstalt fur Materialprufung in Berlin (federal office for material testing in Berlin)), which might be useful in the procurement of permits for the products in the sales territory.


9. Oxywell owns the Internet domain "oxywell.com". During the term of this contract, Oxywell will refer appropriately to the independent representative on its homepages and provide links for visitors to the independent representative's homepage as described in the following paragraph.


10. During the term of this contract, the independent representative has the right to register and use the internet domain `www.oxvwell-usa (or optiwell-usa,


                                     Page 8
     sportwell-usa or a product name in conjunction with "usa".[top level domains with the exception of registering and using country-code top level domains from countries outside of the contractual geographic area. This right extends six months following the end of the contract term. While the independent representative has ownership of the Internet domain "www.oxvwell-usa (Or optiwell-usa, sportwell-usa or a product name in conjunction with "-usa") [top level-domain]", Oxywell will not register any second-level-domain containing the combination "Oxywell" and "USA". Oxywell does not guarantee that the independent representative can register and use the allowed domain name. Oxywell will support the independent representative appropriately in the registration and defense of the domain name.


11. Unaffected by the rights of the independent representative in ss. 8, No. 10, the parties are in agreement that no terms may be used as part of the independent representative's company or fictious description which might result in the danger of confusion with the registered trademarks of "Oxywell", "Optiwell" or $Sportwell". Therefore, the independent representative will use the term "Oxywell" only for the marketing and sale of the contractual products for the duration of this contract. The independent representative has six months after the end of this contract to cease using the terms "Oxywell", "Optiwell" or "Sportswell" in his conduct of business. The independent representative does not have the right to sell, license or otherwise allow the use of the terms "Oxywell, "Optiwell" or "Sportswell".


                                      9
                  Customer Service, Warranty, Product Liability


1. Oxywell's terms of sale and delivery apply to the deliveries and other legal relationships between Oxywell and the independent representative, as long as they do not conflict with the terms of this contract.

     The terms of sale and delivery are included in the signed contract as Exhibit.

     2. Oxywell has the right to adjust the terms of delivery if it becomes necessary because of overall developments in legislation or court decisions. The independent representative is required to agree to these changes if they are reasonable. Oxywell will inform the independent representative immediately of any changes in the terms of sale and delivery and seek his approval.







                                     Page 9
2.   Contrary to the terms of sale and delivery the following apply:

     a) The warranty term is two years. The term begins with the delivery from the independent representative to the end user, at the latest three months after delivery to the independent representative.


     b)  The settlement of the warranty is regulated in Exhibit 4.


     c) Oxywell supports the independent representative in the warranty claims from the end customer per Exhibit 4.

3. The independent representative is obligated to have an appropriate customer service in place to support the products. This also applies to products delivered prior to the commencement of this contract.


4. For work done under warranty the independent representative must use spare parts sold or recommended by Oxywell. Spare parts made by other companies may not be used in repairs made under warranty as described in No, 3 above. To ensure the repair and maintenance work, the independent representative will maintain an original spare parts supply.


5. If German legal or norm regulations apply to Oxywell products, Oxywell will deliver products, conforming to such regulations. If other legal or norm regulations apply in the contractual territory, Oxywell will deliver products which conform to such regulations as long as LIESNER has informed Oxywell of such regulations or such regulations have come to the attention of Oxywell. Oxywell will do all in its power to stay informed of the regulations applying to the contractual territory. If Oxywell is not able to supply products, which adhere to these regulations, then the minimum sales volume does not apply. In this case, the independent representative has the right but is not required to make the necessary adjustments to the Oxywell products himself so that they will comply with the local regulations or he can cancel the contract with cause.






                                     Page 10
6. Oxywell releases the independent representative or legal entity per ss. 1, No 4. of damage claims from end users or third parties based on product liability up to DM 5,000,000 per incident. The independent representative or legal entity will supply Oxywell in accordance with ss. 1, No 4. with all factual or legal information available in a product liability case; and to support Oxywell in its claim with the insurance carrier of the product liability insurance.


                                      10
                                 Confidentiality


1. Both parties agree to keep the contents of this contract confidential. Furthermore, all business and trade secrets made known through the conduct of business, e.g. distribution methods, distribution structure, equipment construction, new and further developments, development and test results, business practices will be kept confidential.


2. Furthermore both parties agree to keep all information on research results confidential, which will be or have been given by one party ("revealing party") to the other party ("information receiver"). Those research results received may not be made public or used in advertising without consent.


3.   Confidentiality does not apply if the confidential information:


     a) was known to the information receiver prior to the revealing party having revealed such information or


     b) was developed independently by the information receiver without use of prior information received from the revealing party or


     c) was purchased from third parties who to its knowledge were not bound by a confidentiality agreement and this third party did not acquire this information by violating protective requirements of the revealing party or


     d) became or are known to the information receiver without violating any of these points or other protected trade secrets of the revealing party or





                                     Page 11
     e) is required to be made public because of governmental or court order. In this case the information receiver has to inform the revealing party immediately.


4. Each party is obligated to ensure the confidentiality within its own company through confidentiality agreements with its employees and through trade espionage protection.


5. The confidentiality requirement continues to apply after termination of the contract.


                                      ss.11
                              Duration of Contract


                   1. The contract begins on October 1, 2001 and will terminate on December 31, 2006 with reservation as to ss. 14, No. 7. Upon the independent representatives request, the contract can be extended twice by two years if the independent representative -notifies Oxywell three months prior to the end of the contract of his wish to extend. Subsequently, the contract renews for a year at a time, unless it is cancelled three months prior to the end of the contract.


2. This does not affect the right of termination with cause. Termination with cause applies when terms of this contract have been violated to such an extent that the other party cannot be reasonably expected to continue under this contract. Violations to a lesser extent can be cause for termination if the other party has sent a written reprimands for the violation, and the just cause and its results have not been remedied; for the completion of the remedy of the violation and its results, a proper time frame needs to have been set.


3.   Just cause for termination are the following:
     - the begin of legal bankruptcy proceedings or the legal refusal to begin such proceedings by one of the parties
     - compulsory proceedings by a creditor against the assets of the independent representative, if these proceedings are not cleared within a month
     - any direct or indirect participation of competitors (~ 7, No. 2, sentence 2) of Oxywell in the independent representative's business; if the independent representative transfers his contractual rights and obligations perss.1, No. 4 to a corporation set up by him, which is traded on the stock


                                     Page 12
         market, then this stipulation only applies if a competitor acquires more than 25% of this corporation and notifies the corporation freely or because of legal requirements.
     - Sale of the business, introduction into or change of the business to the extent that a third party owns more than 50% of the capital or voting rights, or the transfer of more than half of the capital shares of the independent representative within one year, if Oxywell's interests are gravely impacted;
     - the loss of Mr. LIESNER's direct or indirect majority of capital and voting rights in the company of the independent representative, if Oxywell's interests are gravely impacted,
     - the transfer of rights and obligations of this contract through partial or complete legal succession if Oxywell's interests are gravely impacted,
     - perpetual discontinuance of the business activities of the independent representative because of loss of trade license or enforced discontinuance by a sovereign act.


4. If one of the parties is unable to comply with the regulations of this contract because of dependency on third parties (e.g. loss of subcontractor due to production changes, insolvency, strike, loss of trade license of a distributor), then the parties are obligated to change the contents of this contract according to the changes in circumstance.


5.   In any case the notice of termination has to be sent by certified mail.


                                      12
                        Prices and Conditions of Delivery

1. The independent representative's compensation is the profit margin. The prices for the contractual products agreed upon with the independent representative are based on the price list representing individual products or product groups and are shown as special prices for general importers in the price list, Currently, Oxywell is not offering any better prices to other distribution partners (based on an exchange rate of US $1 DM 2)

     The possibly incurred legal sales tax will have to be added to the price if the specific completion of the delivery or the export documents provided by the independent representative do not specify the non-taxable status of the delivery.



                                     Page 13
2. The independent representative sets the market price for the Oxywell products as well as the replacement and accessory parts independently based on market conditions.


3. Changing the list prices of the Oxywell products for the independent representative is only possible by giving written notice at least four months prior to the end of the quarter. The delivery conditions confirmed by Oxywell prior to the change will not be affected by the price change. Price increases based on a change in the currency parity (official average rate of exchange at the stock exchange in Frankfurt) as described No. 1 above rate of exchange of US $1 = DAM, is only allowed if the exchange rate rises more than 10%. If the range of variation lasts longer than one month, the parties commit, that upon request of one of the parties, they will agree upon a proper adjustment of the price based on the changed conditions in the procurement or sales market, Otherwise, an increase in price is only allowed if the price increase applies to all authorized dealers of Oxywell products.


4. For each order the independent representative has to provide to Oxywell an irrevocable letter of credit drawn on a correspondence bank of DO Bank which is made known to the independent representative upon commencement of this contract. This letter of credit instructs the bank to transfer the funds to OxywelI upon receipt of proper transfer documents and an invoice of the delivered products by Oxywell.


5. Deviating from terms of sale and delivery, No. B in Exhibit 2, Oxywell does not have a reservation of title on the Oxywell products delivered by Oxywell to the independent representative.


6. Oxywell commits to fulfilling the orders of the independent representative. Oxywell can refuse an order of the independent representative only if


     a) Oxywell has changed the model and has informed the independent representative six months prior,


     b) a delivery bottleneck exists which was not caused by Oxywell, and Oxywell can prove that it has distributed the existing Oxywell products evenly on all orders received prior to the publicizing of the delivery bottleneck.




                                     Page 14
                                      13
                     Termination and Conclusion of Contract

1. The termination and conclusion of this contract do not affect the completion of individual trades between Oxywell and the independent representative. In the case of an ordinary termination, Oxywell will continue to deliver products to the independent representative so that he can fulfill his obligation to third parties based on contracts made prior to the effective date of the termination.


2. In case of an ordinary termination by Oxywell or an extraordinary termination by the independent representative because of something Oxywell did, Oxywell agrees to supply the independent representative with supply parts in sufficient numbers on existing terms, so that he is able to provide warranty services as well as customer service and inspection services within the normal warranty term to the fullest extent.


3. The independent representative is to transfer back all documentation to Oxywell to which Oxywell has right of ownership per this contract unless they are needed, or when they are no longer needed to fulfill the contractual warranty obligations.


4. Oxywell has the right but no obligation at the time of termination of the agreement to buy back from the independent representative all Oxywell products not yet sold including spare parts in original packaging at the price charged by Oxywell, the market value being the maximum price.


5. At the termination of the contract, the independent representative has no right to indemnification.


6. With the exception ofss.4, No. 4, the independent representative is not authorized to transfer his rights and obligations from this contract to a third party.


                                     Page 15
                                       14
                                Final Provisions


1. Offsetting claims of one party against the other is only possible with undisputed, legally binding and acknowledged claims.

2. This contract falls under German jurisdiction. The application of the UN-treaty on contracts with regards to international sale of products
     (CISG) dated April 11, 1980 is excluded.


3. Changes or additions to the contract are required to be in writing to be valid. This also applies to changes to this sentence, There are no side agreements between the two parties.


4. With the signing of this contract any existing agreements between the two parties about the distribution of Oxywell products in the contractual territory are declared void and have been substituted with this contract.


5.   Exhibits I through 3 of this contract are integral parts of this document.


6. It is agreed that the legal venue, as long as it is legally possible, is the Landesgericht Munchen II, Kammer fur Handelssachen.

7. This contract stands based on the following conditions being met. By June 30, 2002 the independent representative
     - will have received the necessary permits for marketing and selling within the contractual territory from the appropriate authorities and agencies (e.g. FDA and UL -- United Laboratories); and has forwarded copies to Oxywell to inform of the permission
     -   has placed a binding order for the year 2002 based onss.5, No. 1.

     Oxywell is bound not to enter into any contract with another independent representative or sales person until June 30, 2002, as long as the independent representative does not of his own accord relinquish the rights of distribution under the contract nor does one of the parties legally terminate the contract.



                                     Page 16
8. Should one of the stipulations of this contract be invalid, or should the interpretation of the contract result in a deficiency, which cannot be removed, it will not affect the validity of the remaining stipulations of the contract. Instead of the invalid stipulation or deficiency, a new legally binding stipulation will be agreed upon which comes closest to what both parties would have wanted if they had known the invalidity of the stipulation.

Allershausen, dated                                           Munich, dated
/s/ Dr. Wilhelm Setz-Pirron                                /s/  Willy H. Liesner
Oxywell


                                       Page 17